EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GeoGlobal Resources Inc.

We consent to the incorporation by reference in the registration statements (Forms S-8 Nos. 333-74245, 333-39450, 333-67720, 333-130135, 333-136065 and 333-156429; Forms S-3 Nos. 333-168031, and 333-178191) of GeoGlobal Resources Inc. of our reports dated March 28, 2012, with respect to the consolidated balance sheets of GeoGlobal Resources Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and for the period from August 21, 2002 (inception) to December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of GeoGlobal Resources Inc.

Our report on the consolidated financial statements dated March 28, 2012 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and a deficit accumulated during the development stage that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP
Calgary, Alberta
March 28, 2012